DORATO RESOURCES INC.

(the “Company”)

#1920 – 1188 West Georgia Street

Vancouver, BC, V6E 4A2

Phone:  604-638-5817 / Fax: 604-408-7499

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the annual meeting (the “Meeting”) of Shareholders of Dorato Resources Inc. (the “Company”) will be held in the Boardroom of the Company’s offices at 1920 – 1188 West Georgia Street, Vancouver, BC, on July 9, 2009 at 10:00 a.m., local time, for the following purposes:

1.

To receive the audited financial statements for the financial year ended January 31, 2009, report of the auditor and related management discussion and analysis;

2.

To elect directors of the Company for the ensuing year;

3.

To appoint an auditor for the ensuing year and to authorize the directors to fix the auditor’s remuneration;

4.

To ratify and approve the continuation of the rolling incentive stock option plan for the Company; and

5.

To consider any permitted amendment to or variation of any matter identified in this Notice and to transact such other business as may properly come before the Meeting or any adjournment thereof.  Management is not currently aware of any other matters that could come before the Meeting.

Accompanying this Notice of Meeting are:  (1) the Information Circular; (2) a form of proxy, which includes a reply card for use by shareholders who wish to receive the Company’s interim and/or annual financial statements.

Shareholders who are unable to attend the Meeting in person and who wish to ensure that their shares will be voted at the Meeting, must complete, date and execute the enclosed form of proxy, or another suitable form of proxy, and deliver it in accordance with the instructions set out in the form of proxy and in the Information Circular.

Unregistered shareholders who plan to attend the Meeting must follow the instructions set out in the form of proxy and in the Information Circular to ensure that their shares will be voted at the Meeting.  If you hold your shares in a brokerage account you are not a registered shareholder.

DATED at Vancouver, British Columbia, June 4, 2009.

BY ORDER OF THE BOARD

/s/ “Keith Henderson”

Keith Henderson,

President & CEO